May 9, 2023

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Ethema Health Corporation - Changes in Registrant's Certifying Accountant

We have read the statements made by Ethema Health Corporation ("the Company"), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A of the Company dated May 9, 2023, and agree with such statements contained therein as they pertain to our firm. We have no basis to agree or disagree with the statements in paragraphs 1 and 2 therein.

Sincerely,

/s/ CohnReznick LLP

CohnReznick LLP
Boca Raton, Florida